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                                                                    EXHIBIT 3.02

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)



                      DEMAND FINANCIAL INTERNATIONAL, LTD.


                        I, the undersigned, Antonio O. Garcia, President and Secretary of Demand Financial International, Ltd., does hereby certify:

         That the Board of Directors of said corporation at a meeting duly convened, held on the 10th day of March, 1999, adopted a Resolution to amend the original Articles of Incorporation as follows:

RESOLVED:           That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,000,000;

RESOLVED:           That the authorized stock of the company be and hereby
                    amended as follows: 100,000,000 shares of Common Stock with a par value of .001 per share;

RESOLVED:           That the said changes(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



/s/ Antonio O. Garcia
---------------------
President

/s/ Antonio O. Garcia
---------------------
Secretary


State of California

County of Orange


           On this 11th day of May, 1999, personally appeared before me, a Notary Public, the following named individual, Antonio O. Garcia, President and Secretary of Demand Financial International, Ltd., who acknowledge that he executed the above instrument.


/s/ David C. Lauritzen
----------------------
     Notary Public